Exhibit 99.1

GSV Announces New President and Other Administrative Changes

      Business Editors

            WESTPORT, Conn.--(BUSINESS WIRE)--May 9, 2001--GSV, Inc. (NASDAQ:
GSVI), today announced that Gilad Gat has been elected as the President and Chief Executive Officer of GSV replacing Jeffrey S. Tauber who resigned from these positions. Mr. Tauber also resigned as a Director of the Company and as its Chairman. Mr. Tauber stated that he had determined to pursue other business opportunities and that he was pleased to be able to turn over operations of the Company to Mr. Gat. Mr. Tauber stated that he believed that Mr. Gat was an ideal person to lead the Company in the development of its new business model. For his part, Mr. Gat stated that he believed that the assets of the Company could be utilized to acquire one or more businesses, which among other things could employ the net operating losses of the Company and its existing cash and investment position. Mr. Gat stated that an active search was in progress to identify one or more opportunities. Mr. Gat further stated that the Board greatly appreciates the significant efforts and contributions of Mr. Tauber in the creation and development of the Company during a period of financial market instability.

            The Company reported that Mr. Gat, Danny Golan and Yoav Bitter had all been elected to the Board of Directors of the Company. He stated that each of these three new directors had been designated by Brooks Station Holdings, Inc., a recent investor in the Company.

            The Company also reported the election of Harvey Doliner, a member of the Company's Board, to serve as its Chief Financial Officer. Mr. Gat stated that Mr. Doliner has an outstanding financial background and would be a major asset to the Company.

            Mr. Gat also announced that the Company has moved its principal executive offices to 191 Post Road West, Westport, Connecticut 06880, in order to lower its administrative and overhead expenses. The Company is in the process of seeking to sublease its offices in Jersey City, New Jersey.

Safe Harbor

            This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, the Company's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuation in quarterly operating results, seasonality, competition, risks associated with system development and operating risks, management of potential growth and risks of new business areas, and strategic alliances.

CONTACT: GSV, Inc., Westport
         Gilad Gat, 203/221-2690